Exhibit 99.1

ESPERION ANNOUNCES $210 MILLION CONVERTIBLE DEBT FINANCING

ANN ARBOR, Mich., December 13, 2024 (GLOBE NEWSWIRE) -- Esperion (the “Company”) (NASDAQ: ESPR) today announced that it entered into privately negotiated exchange and subscription agreements (the “Agreements”) with certain holders of its outstanding 4.00% Convertible Senior Subordinated Notes due 2025 (the “2025 Notes”). Pursuant to the Agreements, Esperion will issue $100 million aggregate principal amount of its 5.75% Convertible Senior Subordinated Notes due 2030 (the “New Notes”) consisting of (a) approximately $57.5 million principal amount of New Notes, along with approximately $153.4 million in cash, issued in exchange for approximately $210.1 million principal amount of the 2025 Notes (the “Exchange Transactions”) and (b) approximately $42.5 million principal amount of New Notes for cash (the “Subscription Transactions”), in each case, pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Exchange Transactions and the Subscription Transactions are expected to close concurrently on or about December 17, 2024, subject to customary closing conditions. Following the closing of the Exchange Transactions, approximately $54.9 million in aggregate principal amount of 2025 Notes will remain outstanding with terms unchanged.

Esperion will not receive any cash proceeds from the Exchange Transactions. In exchange for issuing the New Notes pursuant to the Exchange Transactions, Esperion will receive and cancel the 2025 Notes. Esperion estimates that the gross cash proceeds from the Subscription Transactions will be approximately $42.5 million, before subtracting fees and expenses in connection with the Exchange Transactions and the Subscription Transactions. Esperion intends to use the net proceeds from the Subscription Transactions for general corporate purposes.

The New Notes will represent the senior unsecured obligations of Esperion and will pay interest semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2025, at a rate of 5.75% per annum. The New Notes will mature on June 15, 2030 (the “Maturity Date”), unless earlier converted, redeemed or repurchased. Holders will have the right to convert their notes only upon the occurrence of certain events or after March 15, 2030. Esperion will have the right to elect to settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock. The initial conversion rate is 326.7974 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $3.06 per share of common stock. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. The indenture governing the New Notes includes certain restrictive covenants that limits Esperion’s ability to incur additional indebtedness, subject to certain exceptions.

The New Notes will be redeemable, in whole or in part, for cash at Esperion’s option at any time, and from time to time, on or after December 20, 2027 and prior to the forty-first (41st) scheduled trading day immediately before the Maturity Date, but only if the last reported sale price per share exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, if Esperion undergoes a “fundamental change” (as defined in the indenture governing the New Notes), subject to certain conditions, holders may require Esperion to repurchase for cash all or part of their New Notes in principal amounts of $1,000 or an integral multiple thereof. The repurchase price will be equal to the principal amount of the New Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The New Notes will be issued only to persons who are reasonably believed to be institutional “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act and “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act. The New Notes and any of Esperion’s common stock issuable upon conversion of the New Notes have not been registered under the Securities Act or under any state securities laws and may not be offered or sold without registration under, or an applicable exemption from, the registration requirements of the Securities Act and any applicable state securities laws.

The Exchange Transactions will be funded in part with proceeds from the Company’s new $150 Million Senior Secured Term Loan Credit Facility with Athyrium Capital Management, which was entered into on December 13, 2024.

J. Wood Capital Advisors LLC served as exclusive placement agent for the New Notes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the New Notes, or any other securities, and will not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including Esperion’s current expectations regarding the Exchange Transactions and the Subscription Transactions described in this press release and the anticipated use of proceeds therefrom, statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, the outcomes and anticipated benefits of legal proceedings and settlements, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission, including Esperion’s Annual Reports on Form 10-K. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:

Investors:

Alina Venezia

investorrelations@esperion.com

(734) 887-3903

Media:

Tiffany Aldrich

corporateteam@esperion.com

(616) 443-8438